                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                    AVIRON
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

Notes:

                                    AVIRON
                           297 NORTH BERNARDO AVENUE
                            MOUNTAIN VIEW, CA 94043

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                          TO BE HELD ON JUNE 5, 1997

TO THE STOCKHOLDERS OF AVIRON:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AVIRON, a Delaware corporation (the "Company"), will be held on Thursday, June 5, 1997 at 9:00 a.m., local time, at the Company's principal executive offices at 297 North Bernardo Avenue, Mountain View, CA 94043 for the following purposes:

  1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected.

  2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on April 14, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ ALAN C. MENDELSON
                                          Alan C. Mendelson
                                          Secretary

Mountain View, California
April 28, 1997


   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                    AVIRON
                           297 NORTH BERNARDO AVENUE
                            MOUNTAIN VIEW, CA 94043

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 5, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Aviron, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 5, 1997 at 9:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's principal executive offices at 297 North Bernardo Avenue, Mountain View, CA 94043. The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on April 14, 1997, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 14, 1997, the Company had outstanding and entitled to vote 13,196,012 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices at 297 North Bernardo Avenue, Mountain View, CA 94043 a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 29, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1997. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2000 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

  Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL
MEETING

  J. Leighton Read, M.D., age 46, a founder of the Company, has been Chairman and Chief Executive Officer of the Company since 1992 and was Chief Financial Officer of the Company from 1992 until October 1996. In 1989, he co-founded Affymax N.V. with Dr. Alejandro Zaffaroni, serving initially as its Executive Vice President and Chief Operating Officer and later, from 1990 to 1991, as President of the Pharma Division and as a Managing Director of the parent company. From 1991 to 1993, Dr. Read was a principal with Interhealth Limited, an investment partnership. Prior to 1989, Dr. Read held appointments at the Harvard Medical School and School of Public Health, where his research dealt with techniques for assessing the cost effectiveness of pharmaceutical products. He has served on the boards of a number of private biotechnology companies and is currently on the board of CV Therapeutics, Inc., a biotechnology company. Dr. Read holds a B.S. in Biology and Psychology from Rice University and an M.D. from the University of Texas Health Science Center at San Antonio.

  Reid W. Dennis, age 70, has been a director of the Company since 1992. Mr. Dennis has been active in venture capital investments since 1952. He founded Institutional Venture Partners ("IVP"), a venture capital firm, in 1980, and has acted as a general partner of IVP since that time. He is currently a director of Collagen Corporation, as well as several private companies. Mr. Dennis holds a B.S. in Electrical Engineering and an M.B.A. from Stanford University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

  L. James Strand, M.D., age 55, has been a director of the Company since 1992. Dr. Strand began consulting with IVP, a venture capital firm, in 1986 and was named Life Sciences Venture Partner of IVP in 1993, and a General Partner in 1994. From 1983 to 1993, Dr. Strand was President of Advanced Marketing Decisions, a biomedical marketing and product development consulting company. Dr. Strand is also a director of Microcide Pharmaceuticals, Inc. and several privately-held health care and biomedical companies. He holds B.S., M.A. and M.D. degrees from the University of California at San Francisco and an M.B.A. from Santa Clara University and is a fellow the American College of Physicians.

  Bernard Roizman, Sc.D., age 68, has been a director of the Company since 1992. Dr. Roizman has been the Joseph Regenstein Distinguished Service Professor of Virology at the University of Chicago since 1984. He holds B.A. and M.S. degrees from Temple University and an Sc.D. from The Johns Hopkins University. Dr. Roizman is also a member of the Company's Scientific Advisory Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

  Paul H. Klingenstein, age 41, has been a director of the Company since 1993. Mr. Klingenstein has been associated with Accel Partners, a venture capital firm, since 1986, where he has been a General Partner since 1988. He is also a director of Xomed Surgical Products Inc. and several private health care and biopharmaceutical companies. Mr. Klingenstein holds an A.B. from Harvard University and an M.B.A. from Stanford University.

  Jane E. Shaw, Ph.D., age 58, has been a director of the Company since May 1996. Dr. Shaw has been associated with The Stable Network, a biopharmaceutical consulting company, since she founded it in 1995. From 1987 to 1994, Dr. Shaw was President and Chief Operating Officer of ALZA Corporation, a pharmaceutical company, where she began her career as a research scientist in 1970. Dr. Shaw is also a director of Intel Corporation, McKesson Corporation and Boise Cascade Corporation. Dr. Shaw holds a B.Sc. and a Ph.D. in physiology from Birmingham University, England, and an honorary Doctorate of Science degree from the Worcester Polytechnic Institute.

BOARD COMMITTEES AND MEETINGS

  During the year ended December 31, 1996, the Board of Directors held twelve meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Mr. Dennis, Mr. Klingenstein and Dr. Strand. The Audit Committee was established in February 1996 and did not meet during 1996.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Dr. Shaw, Mr. Klingenstein and Dr. Strand. The Compensation Committee met twice during 1996.

  During the year ended December 31, 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF

                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 1, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on April 1, 1997;
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                         PERCENTAGE OF SHARES
                                                         BENEFICIALLY OWNED(1)
                                                        -----------------------
                                                           SHARES
                                                        BENEFICIALLY
                     BENEFICIAL OWNER                      OWNED     PERCENTAGE
                     ----------------                   ------------ ----------
   Biotech Target, S.A.................................  2,314,286     17.54%
    Bellevue Asset Management AG
    Grafenauweg 4
    CH-6301 Zug
    Switzerland
   Entities affiliated with Institutional Venture
    Partners (2).......................................  1,504,553     11.40%
    3000 Sand Hill Road
    Building 2, Suite 290
    Menlo Park, CA 94025
   Sang-A Pharm. Co., Ltd..............................  1,092,296      8.28%
    640-9 Deung Chon Dung
    Kangseo-Ku
    Seoul, South Korea
   Entities controlled by Zesiger Capital Group LLC
    (3)................................................  1,062,280      8.05%
    320 Park Avenue
    New York, NY 10022
   Entities affiliated with Accel Partners (4).........    927,731      7.03%
    One Embarcadero Center, Suite 3820
    San Francisco, CA 94111
   J. Leighton Read, M.D. (5)..........................    396,500      3.00%
   Martin L. Bryant, M.D., Ph.D. (6)...................     39,890         *
   Victor A. Jegede, Ph.D. (7).........................     39,890         *
   Vera Kallmeyer, M.D., Ph.D. (8).....................     61,153         *
   Paul M. Mendelman, M.D. (9).........................     11,300         *
   Eric J. Patzer, Ph.D. (10)..........................     45,900         *
   Reid W. Dennis (2)..................................  1,504,553     11.40%
   Paul H. Klingenstein (4)............................    927,731      7.03%
   Bernard Roizman, Sc.D. (11).........................    176,400      1.34%
   Jane E. Shaw, Ph.D. (12)............................     15,850         *
   L. James Strand, M.D. (13)..........................     10,000         *
   All directors and executive officers as a group (11
    persons) (14)......................................  3,229,167     24.29%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 13,195,834 shares of Common Stock outstanding as of April 1, 1997.

 (2) Includes 1,477,466 shares held by Institutional Venture Partners V and 27,087 shares held by Institutional Venture Management V, of which Mr. Dennis, a director of the Company, is a general partner. Institutional Venture Management V is the general partner of Institutional Venture Partners V. Mr. Dennis disclaims beneficial ownership of the shares held by Institutional Venture Partners V and Institutional Venture Management V, except to the extent of his pecuniary interests therein.

 (3) The shares are held in various fiduciary accounts for which Zesiger Capital Group LLC acts as investment manager. No single account holds more than five percent (5%) the Company's Common Stock. Zesiger Capital Group LLC disclaims beneficial ownership of all such shares.

 (4) Includes 781,200 shares held by Accel IV, L.P., 74,666 shares held by Accel Japan, L.P., 34,533 shares held by Accel Investors '93, L.P., 20,532 shares held by Ellmore C. Patterson Partners, and 16,800 shares held by Accel Keiretsu, L.P. Mr. Klingenstein, a director of the Company is a general partner of Accel Partners. Mr. Klingenstein disclaims beneficial ownership of the shares held by Accel IV, L.P., Accel Japan, L.P., Accel Investors '93, L.P., Ellmore C. Patterson Partners, and Accel Keiretsu, L.P., except to the extent of his pecuniary interests therein.

 (5) Includes an aggregate of 110,000 shares acquired pursuant to an early exercise of stock options, of which an aggregate of 49,700 will be subject to repurchase by the Company 60 days from April 1, 1997. Also includes an aggregate of 32,000 shares held by The Travis Read 1993 Trust and The Haley Read 1993 Trust (the "Trusts") of which Robert Fitzwilson is the trustee. Also includes 1,500 shares Dr. Read has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997. Dr. Read disclaims beneficial ownership of the shares held by the Trusts.

 (6) Includes 26,000 shares acquired pursuant to an early exercise of stock options, of which 19,240 will be subject to repurchase by the Company 60 days from April 1, 1997. Also includes 13,890 shares Dr. Bryant has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

 (7) Includes 26,000 shares acquired pursuant to an early exercise of stock options, of which 19,240 will be subject to repurchase by the Company 60 days from April 1, 1997. Also includes 13,890 shares Dr. Jegede has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

 (8) Includes 16,000 shares acquired pursuant to an early exercise of stock options, of which 5,920 will be subject to repurchase by the Company 60 days from April 1, 1997. Also includes 45,153 shares Dr. Kallmeyer has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

 (9) Represents 11,300 shares Dr. Mendelman has the right to acquire pursuant to options exercisable with 60 days of April, 1, 1997.

(10) Includes 40,000 shares acquired pursuant to an early exercise of stock options, 29,600 of which will be subject to repurchase by the Company 60 days from April 1, 1997. Also includes 900 shares Dr. Patzer has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

(11) Includes 2,400 shares Dr. Roizman has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

(12) Includes 2,000 shares held by Peter F. Carpenter and Jane Elizabeth Carpenter Trustees of the Carpenter 1983 Family Trust and 1,600 shares held by Peter Frederick and Jane Elizabeth Carpenter Trustees of the Carpenter 1985 Irrevocable Trust (the "Trusts"). Dr. Shaw disclaims beneficial ownership of the shares held by the Trusts. Also includes 6,250 shares Dr. Shaw has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

(13) Includes 5,000 shares Dr. Strand has the right to acquire pursuant to options exercisable within 60 days of April 1, 1997.

(14) Includes 2,432,284 shares held by entities affiliated with certain directors of the Company as described in footnotes 2 and 4 above and 100,283 shares subject to options exercisable within 60 days of April 1, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that two Form 4 reports, covering an aggregate of two transactions, were filed late by Dr. Patzer and Dr. Shaw, and four Form 5 reports, covering automatic option grants, were filed late by Mr. Dennis, Mr. Klingenstein, Dr. Roizman, and Dr. Strand.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  The members of the Board of Directors do not currently receive any cash compensation for their services as members of the Board of Directors although they are eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

  Each non-employee director of the Company also receives stock option grants under the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. The Directors' Plan is administered by the Board of Directors, unless the Board delegates administration to a committee comprised of not less than two members of the Board.

  Option grants under the Directors' Plan are non-discretionary. On December 31, of each year, each member of the Company's Board of Directors who is not an employee of the Company and has served as a non-employee director since December 31 of the immediately preceding year is automatically granted under the Directors' Plan, without any further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 3,000 shares of Common Stock of the Company. If the non-employee director has not served a director since December 31 of the immediately preceding year he or she shall be automatically granted an option to purchase the number of shares of Common Stock of the Company (rounded up to the nearest whole share) determined by multiplying 3,000 shares by a fraction, the numerator of which is the number of days the person continuously has been a non-employee director as of the date of such grant and the denominator of which is 365. No other options may be granted at any other time under the Directors' Plan.

  The exercise price of options under the Directors' Plan is equal to 100% of the fair market value of the Common Stock subject to the option on the date of the grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to 33% of the option shares, 33% of the option shares shall become exercisable two years after the date of grant, and 34% shall become exercisable three years after the date of grant, in accordance with its terms. The term of options granted under the Directors' Plan is ten years. The Directors' Plan will terminate in March 2006, unless earlier terminated by the Board.

  In the event of a merger, consolidation, reverse reorganization, dissolution, sale of substantially all of the assets of the Company, or certain changes in the beneficial ownership of the Company's securities representing at least a 50% change of such ownership, the options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

  During the last fiscal year, the Company granted options under the Directors' Plan covering 3,000 shares to each of Mr. Dennis, Mr. Klingenstein, Dr. Roizman, and Dr. Strand and an option covering 1,755 shares to Dr. Shaw, at an exercise price per share of $7.00, the fair market value of such Common Stock on the date of grant (see also section entitled "Certain Transactions"). As of April 1, 1997, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

  The following table shows for the fiscal years ended December 31, 1996, and December 31, 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its five other most highly compensated executive officers at December 31, 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                          ANNUAL COMPENSATION               AWARDS
                                      ---------------------------        ------------
                                                          OTHER ANNUAL   SECURITIES   ALL OTHER
   NAME AND PRINCIPAL                      SALARY  BONUS  COMPENSATION   UNDERLYING  COMPENSATION
        POSITION                      YEAR  ($)     ($)       ($)        OPTIONS (#)    ($)(1)
   ------------------                 ---- ------- ------ ------------  ------------ ------------
J. Leighton Read, M.D.,               1996 230,000    --     78,420(2)     50,000       1,427
 Chairman and Chief                   1995 210,000    --        --        100,000         743
 Executive Officer

Vera Kallmeyer, M.D.,  Ph.D.,         1996 168,750    --     21,360(3)     16,000         383
 Chief Financial Officer              1995 148,167    --        --         44,000         304
 and Vice President Corporate
 Development

Martin L. Bryant, M.D.,  Ph.D.,       1996 169,833    --     60,584(4)     26,000       1,009
 Vice President, Research             1995 153,333    --    120,411(5)     40,000         940

Victor A. Jegede, Ph.D.,              1996 169,583    --     60,585(6)     26,000       1,670
 Vice President,                      1995 156,667    --     92,639(7)     24,000       1,555
 Technical Affairs

Paul M. Mendelman,  M.D.,(10)         1996 115,032 25,000    53,022(8)     40,000         742
 Vice President,                      1995     --     --        --            --          --
 Clinical Research

Eric J. Patzer, Ph.D.,(11)            1996 169,583 25,000    21,425(9)     40,000       1,021
 Vice President, Development          1995     --     --        --            --          --

--------
 (1) Includes group term life insurance paid by the Company.

 (2) Includes reimbursement by the Company of $62,500 in connection with the early exercise of stock options.

 (3) Includes loan forgiveness of $21,050 in connection with the early exercise of stock options.

 (4) Includes loan forgiveness of $34,207 in connection with the early exercise of stock options, loan forgiveness of $13,875 in connection with a promissory note for the purchase of a principal residence, and $12,000 in monthly housing assistance.

 (5) Includes reimbursement of expenses incurred in connection with relocating to California as follows: $45,308 in direct reimbursement, $16,000 in relocation assistance, $8,000 in monthly housing assistance, $25,953 in federal income tax gross-up; and $25,000 as reimbursement for a bonus forfeited by Dr. Bryant upon leaving his former employer.

 (6) Includes loan forgiveness of $34,207 in connection with the early exercise of stock options, loan forgiveness of $13,875 in connection with a promissory note for the purchase of a principal residence, and $12,000 in monthly housing assistance.

 (7) Includes reimbursement of expenses incurred in connection with relocating to California as follows: $47,042 in direct reimbursement, $16,000 in relocation assistance, $6,500 in monthly housing assistance, and $23,097 in federal income tax gross-up.

 (8) Includes reimbursement of expenses incurred in connection with relocating to California as follows: $28,278 in direct reimbursement and $24,744 in federal income tax gross-up.

 (9) Includes loan forgiveness of $21,114 in connection with the early exercise of stock options.

(10) Dr. Mendelman joined the Company in April 1996.

(11) Dr. Patzer joined the Company in February 1996.

                       STOCK OPTION GRANTS AND EXERCISES

1996 EQUITY INCENTIVE PLAN

  The Company grants options to its executive officers under the 1996 Equity Incentive Plan (the "Incentive Plan"). In March 1996, the Board adopted the Incentive Plan as an amendment and restatement of its 1992 Stock Option Plan and increased the number of shares reserved for issuance under the Incentive Plan to 1,750,000 shares. The Incentive Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors) and consultants of the Company. It is intended that the Incentive Plan will be administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. As of April 1, 1997, options to purchase a total of 620,812 shares were outstanding under the Incentive Plan and options to purchase 789,586 shares remained available for grant thereunder.

  The term of a stock option granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of 10% stockholders, not less than 110% of the fair market value of the Common Stock on the date of grant. No option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors.

  Shares subject to options which have lapsed or terminated may again be subject to options granted under the Incentive Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

  Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

  Upon any merger or consolidation in which the Company is not the surviving corporation, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the merger or consolidation. The Incentive Plan will terminate in March 2006, unless terminated sooner by the Board of Directors.

  The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS (4)                                VALUE AT ASSUMED
                                ------------------------------                         ANNUAL RATES OF STOCK
                                 NUMBER OF                                              PRICE APPRECIATION
                                 SECURITIES  % OF TOTAL OPTIONS                           FOR OPTION TERM
                                 UNDERLYING      GRANTED TO     EXERCISE OR                   ($)(3)
                                   OPTION       EMPLOYEES IN    BASE PRICE  EXPIRATION ---------------------
NAME                             GRANTED (#)   FISCAL YEAR(1)    ($/SH)(2)     DATE      5% ($)    10% ($)
----                            ----------- ------------------ ----------- ----------  ---------- ----------
J. Leighton Read, M.D.              50,000           7.81           1.25      1/26/06      589,058    974,997
Vera Kallmeyer, M.D., Ph.D.         16,000           2.50           1.25      1/26/06      188,499    311,999
Martin L. Bryant, M.D., Ph.D.       26,000           4.06           1.25      1/26/06      306,310    506,998
Victor A. Jegede, Ph.D.             26,000           4.06           1.25      1/26/06      306,310    506,998
Paul M. Mendelman, M.D.             40,000           6.25           1.25      8/01/06      471,246    779,998
Eric J. Patzer, Ph.D.               40,000           6.25           1.25      1/02/06      471,246    779,998

--------
(1) Based on an aggregate of 640,080 options granted to employees and directors of the Company in fiscal 1996, including the Named Executive Officers set forth in the "Summary Compensation Table" above and directors set forth in "Director Compensation" above.

(2) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(3) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the initial public offering price of $8.00 appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(4) Each of the options listed in the table was granted outside of the 1996 Equity Incentive Plan and was immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in the shares subject to, or issued upon exercise of, the options in monthly installments over the fifty months beginning on the date of grant, with the exception of the options granted to Dr. Patzer and Dr. Mendelman which will vest with respect to 24% of such shares on the one year anniversary date of the vesting start date, and 2% per month for thirty-eight months thereafter. With the exception of Dr. Mendelman, in consideration for the repricing of such options, the vesting start date was changed to three months after the date of grant.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                 OPTIONS AT DECEMBER 31, 1996     IN-THE-MONEY OPTIONS
                                SHARES ACQUIRED     VALUE                  (#)                 AT DECEMBER 31, 1996(2)
NAME                             ON EXERCISE (#) REALIZED($)(1)  EXERCISABLE/UNEXERCISABLE   ($) EXERCISABLE/UNEXERCISABLE
----                            --------------- -------------- ---------------------------- -----------------------------
J. Leighton Read, M.D.            90,000         535,500                0 / 0                         0 / 0
Vera Kallmeyer, M.D., Ph.D.       16,000          92,000           34,153 / 29,847              218,395 / 182,606
Martin L. Bryant, M.D., Ph.D.     26,000         149,500           11,040 / 12,960               71,760 /  84,240
Victor A. Jegede, Ph.D.           26,000         149,500           11,040 / 12,960               71,760 /  84,240
Paul M. Mendelman, M.D.               --              --                0 / 40,000                    0 / 230,000
Eric J. Patzer, Ph.D.             40,000         230,000                0 / 0                         0 / 0

--------
(1) Value realized is based on the closing price of the Company's Common Stock ($7.00) on December 31, 1996 as reported on the Nasdaq National Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option. Certain shares acquired on exercise remain subject to a right of repurchase by the Company.

(2) Based on the closing price of the Company's Common Stock ($7.00) on December 31, 1996 as reported on the Nasdaq National Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

EMPLOYEE STOCK PURCHASE PLAN

  In March 1996, the Board adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The Company did not have any offerings during fiscal 1996.

  Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors, for at least 20 hours per week and are employed by the Company, or an affiliate of the Company designated by the Board, for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

  In the event of a merger, reorganization, consolidation or liquidation involving the Company, in which the Company is not the surviving corporation, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's discretion. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

                             EMPLOYMENT AGREEMENTS

  The Company's offer of employment to Martin L. Bryant, M.D., Ph.D., the Company's Vice President, Research, in December 1994, provided for an initial annual salary of $160,000 and payment of $25,000 as reimbursement for a bonus forfeited by Dr. Bryant when he left his previous employer. The Company also agreed to pay certain relocation expenses and to loan Dr. Bryant up to $50,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan will be forgiven annually, and principal will be forgiven annually at the rate of 20% per year as long as Dr. Bryant remains with the Company.

  The Company's offer of employment to Victor A. Jegede, Ph.D., the Company's Vice President, Technical Affairs, in December 1994, provided for an initial annual salary of $160,000. The Company also agreed to pay certain relocation expenses and to loan Dr. Jegede up to $50,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan will be forgiven annually, and principal will be forgiven annually at the rate of 20% per year as long as Dr. Jegede remains with the Company.

  The Company's offer of employment to Eric J. Patzer, Ph.D., the Company's Vice President, Development, in December 1995, provided for an initial annual salary of $185,000 and a bonus payment of $25,000 upon signing of the agreement and $25,000 after the completion of one year of service. The Company also agreed to pay certain relocation expenses and to loan Dr. Patzer up to $100,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan, when made, will be forgiven annually, and principal will be forgiven annually at the rate of 20% per year as long as Dr. Patzer remains with the Company.

  The Company's offer of employment to Paul M. Mendelman, M.D., the Company's Vice President, Clinical Research, in April 1996, provided for an initial annual salary of $185,000 and a bonus payment of $25,000 upon Dr. Mendelman's acceptance of the offer. The Company also agreed to reimburse Dr. Mendelman for certain relocation expenses and to loan Dr. Mendelman up to $100,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan, when made, will be forgiven annually and principal will be forgiven at the rate of 20% per year as long as Dr. Mendelman remains with the Company.

  Francis R. Cano, Ph.D. resigned as director, President and Chief Operating Officer of the Company, effective April 19, 1996. Pursuant to an agreement between Dr. Cano and the Company, Dr. Cano will be employed as a consultant by the Company until April 18, 1998. In consideration for Dr. Cano's consulting services the Company continued to pay Dr. Cano's salary and benefits until April 18, 1997, and will pay on a day to day basis as services are rendered thereafter.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT/1/

  The Compensation Committee of the Board of Directors ("Committee") is composed of Mr. Klingenstein, Dr. Shaw and Dr. Strand, none of whom are currently officers or employees of the Company. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

  The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

  . The Company pays competitively with other biotechnology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets it pay parameters based on this review.

  . The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

  Salary. The Committee annually reviews each executive officer's salary. When reviewing salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

  Equity Incentives. The Company's equity incentive program consists of the Incentive Plan and the Purchase Plan. The option program utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long term. The size of option grants is determined based on competitive practices in the biotechnology industry and the Company's philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention. The Board granted an aggregate of 198,000 options to purchase shares of the Company's Common Stock to the Named Executive Officers during 1996 and granted options to purchase an aggregate of 85,000 shares to the Named Executive Officers in February 1997.

  The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the relevant purchase date or commencement date of the relevant offering period. There were no offerings during fiscal 1996.

--------
/1/ Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and Performance Graph on page 15 shall not be incorporated by reference into any such filings. The Committee's objective is to set executive compensation at the market average when compared to leading companies in the biotechnology industry. The primary components of executive compensation are base salary, annual incentives and long-term equity incentives.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Dr. Read's salary during 1996 as President and Chief Executive Officer was $230,000. Following the Committee's review of Dr. Read's performance during 1996 and the Company's expectations of him for 1997, the Committee set Dr. Read's annual salary for 1997 at $260,000. In setting these amounts, the Committee took into account (i) Dr. Read's past performance as CEO of the Company, (ii) the scope of Dr. Read's responsibilities, and (iii) the Board's confidence in Dr. Read to lead the Company's continued development. Considering these factors, in February 1997 Dr. Read was granted an option to purchase 25,000 shares of Common Stock as an incentive for future performance, an amount the Committee determined was consistent with competitive practices.

FEDERAL TAX CONSIDERATIONS

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than 1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

  The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

CONCLUSION

  Through the plans described above, a significant portion of the Company's compensation program and Dr. Read's compensation are contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                                 COMPENSATION COMMITTEE
                                                  Paul H. Klingenstein
                                                  L. James Strand, M.D.
                                                   Jane E. Shaw, Ph.D.

PERFORMANCE MEASUREMENT COMPARISON(2)

  The following graph shows the total stockholder return of an investment of $100 in cash on November 5, 1996 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market-U.S. Index (the "Nasdaq Stock Market-U.S.") and (iii) the Nasdaq Pharmaceutical Index (the "Nasdaq Pharmaceutical"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

          Comparison of 2 Month Cumulative Total Return on Investment


               COMPARISON OF TWO-MONTH CUMULATIVE TOTAL RETURN
         AMONG AVIRON, NASDAQ STOCK MARKET AND NASDAQ PHARMACEUTICAL

                        PERFORMANCE GRAPH APPEARS HERE

                                            NASDAQ
Measurement Period                          STOCK         NASDAQ
(Fiscal Year Covered)        AVIRON         MARKET        PHARMACEUTICAL
-------------------          ------         ------        --------------
Measurement Pt-11/5/96       $100           $100         $100
FYE 12/31/96                 $ 94           $105         $105

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             CERTAIN TRANSACTIONS

  At April 1, 1997, the Company had loans outstanding in the principal amount of $32,500 to Dr. Jegede, $32,500 to Dr. Bryant, $50,000 to Dr. Patzer, and $20,000 to Dr. Kallmeyer, all of whom are executive officers of the Company. Each of such loans was entered into for the purpose of allowing the early exercise of stock options by such officers, subject to a right of repurchase by the Company. The annual interest rate on such loans is 5.73%. In addition, at April 1, 1997, the Company had loans outstanding in the principal amount of $40,000 to each of Dr. Jegede and Dr. Bryant in connection with their relocation to California. Each of such loans was entered into for the purpose of assisting such officers in the purchase of their principal residence and is evidenced by a secured promissory note. The annual interest rate on such loans is 7.75%.

  In December 1996, the Company granted an option covering 15,000 shares to Dr. Shaw, at an exercise price per share of $7.25, the fair market value of such Common Stock on the date of grant, for her services as an advisor to the Company.

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ ALAN C. MENDELSON
                                          Alan C. Mendelson
                                          Secretary

April 28, 1997

REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST
TO: CHIEF FINANCIAL OFFICER, AVIRON, 297 NORTH BERNARDO AVENUE, MOUNTAIN VIEW, CA 94043.

                                                                      1597-PS-97

                                                                      APPENDIX A
                                                                           AVR F

                                 DETACH HERE

P                                  AVIRON
R
O                         297 NORTH BERNARDO AVENUE
X                      MOUNTAIN VIEW, CALIFORNIA 94043
Y
                     SOLICITED BY THE BOARD OF DIRECTORS

                   FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints J. Leighton Read, M.D. and Vera Kallmeyer, M.D., Ph.D., or either of them, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Aviron (the "Company") held of record by the undersigned on April 14, 1997 at the Annual Meeting of Stockholders to be held on June 5, 1997 and any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                SEE REVERSE
                                                                   SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then, sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Aviron

                                 DETACH HERE                               AVR F

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. Election of Directors
NOMINEES: J. Leighton Read, M.D. and Reid W. Dennis

                    FOR                         WITHHELD
                    [ ]                           [ ]

[ ]_______________________________________
   For both nominees except as noted above

2. Ratify the appointment of Ernst & Young LLP as independent auditors.

           FOR                     AGAINST                      ABSTAIN
           [ ]                       [ ]                          [ ]

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

                   MARK HERE
                  FOR ADDRESS       [ ]
                  CHANGE AND
                  NOTE AT LEFT

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR OTHER FIDUCIARIES SHOULD GIVE FULL TITLE AS SUCH. IF SIGNING FOR A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER.